Exhibit 10.1

RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (the “Agreement”) is entered into as of February 5, 2018 between Herman Miller, Inc., a Michigan corporation (“HMI” or the “Company”) and Brian C. Walker (the “Executive”).
WHEREAS, Executive has informed the Company that he intends to retire from his position;
WHEREAS, the Company desires (i) to incentivize the Executive to continue employment until a replacement CEO is found, (ii) for the Executive to provide for an orderly transition of his duties and responsibilities, and (iii) to enhance Executive’s non-compete, non-solicitation, confidential information and non-disparagement covenants following his retirement.
NOW THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement the parties agree as follows:
1.Retirement and Employment.

(a)Retirement and Separation. Executive agrees to continue his employment until August 31, 2018 (the “Retirement Date”) at which time he agrees to retire and terminate his employment with the Company. The Company agrees to continue Executive’s employment through the Retirement Date, unless it has reason to terminate his employment for Cause (as defined below), in which case the Company may terminate his employment prior to the Retirement Date. The date that the Executive’s employment terminates, either on the Retirement Date or the date it is terminated earlier for Cause is referred to in this Agreement as the “Separation Date.”

(b)Position and Duties. At any time prior to the Retirement Date the Board of Directors of the Company (the “Board”) may replace Executive as the Company’s Chief Executive Officer (“CEO”). If the Board replaces Executive as CEO, then Executive will continue to serve as an advisor to the Chairman of the Board through his Separation Date. Until his Separation Date, Executive will devote his full-time efforts and attention to the Company.

(c)Employment Compensation. Through the Separation Date Executive will continue to be paid his regular base salary at the rate as currently in effect and remains eligible for all employee benefits (including bundled benefits and perquisites) except that he will not be granted any long-term incentive award grants or be eligible for a 2019 fiscal year annual incentive award. As soon as practicable following his Separation Date the Company will pay Executive: (i) any portion of his base salary earned but not paid, (ii) any unreimbursed business expenses owed pursuant to applicable Company policy, (iii) any accrued but unused vacation pay owed to Executive, and (iv) any amounts arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements in which the Executive participated as of immediately prior to his termination of employment, which amounts will be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively the “Accrued Benefits”).

(d)Cause Definition. As used in this Agreement “Cause” means: (A) a material breach by Executive of his duties and responsibilities which (1) do not differ in any material respect from his duties and responsibilities during the 90-day period immediately prior to such breach (other than due to disability), (2) is demonstrably willful and deliberate on Executive's part, (3) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (4) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (b) the commission by Executive of a felony involving moral turpitude.

2.Post-Retirement Date Compensation. As long as Executive does not resign or retire and is not terminated for Cause prior to the Retirement Date, and subject to Executive’s compliance with all terms of this Agreement, the Covenant Agreement (as defined below) and execution of the Release (as defined below), then in addition to his Accrued Benefits, the Company will provide Executive with the following compensation:

(a)Salary Continuation. For a period of eighteen (18) months following the Retirement Date, the Company will continue to pay Executive the amount of his base salary as in effect on the Retirement Date.

(b)COBRA Subsidy. The Company will pay Executive a lump sum equal to the product of (i) the total monthly premium payable for Executive’s medical and dental insurance benefits as in effect on the Retirement Date, less the portion of such premiums for which Executive is responsible, and (ii) eighteen (18).

3.Termination for Cause or Resignation Prior to the Replacement Date, and Effect of Death.

(a)Resignation or Termination for Cause. If prior to the Retirement Date Executive resigns or is terminated for Cause, or, then Executive will be entitled only to receive his Accrued Benefits and the Company will have no further obligations under this Agreement or to provide the compensation or benefits described in Section 2. Executive, however, will remain obligated to fulfill and be subject to all requirements of the Covenant Agreement and this Agreement.

(b)Death. If Executive dies following the Retirement Date, but prior to payment of all compensation due under Section 2, then any remaining amounts will be paid to his spouse, if any, or if none, as required by the laws of succession or intestacy, subject to such recipient signing the Release.

4.Withholding. All payments required to be made by the Company to the Executive will be subject to tax and other legally required withholdings.

5.Releases.

(a)Executive, on behalf of himself and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges and covenants not to sue the Company, its subsidiaries, affiliates, officers, directors, employees, and agents (the “Releasees”) from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, “Claims”), which Executive holds or at any time previously held against any of the Releasees, through the date he signs this Agreement. This General Release specifically includes, but is not limited to, any and all Claims:

(i)Arising under, based upon, or in any way related to Executive’s employment with Releasees, the terms or conditions of Executive’s employment with Releasees, incidents occurring during Executive’s employment with Releasees, or the decision to terminate Executive’s employment with Releasees; and/or

(ii)Arising under, based upon, or in any way related to Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, 42 U.S.C. §1981, The Americans With Disabilities Act, The Family and Medical Leave Act, The Rehabilitation Act, The Employee Retirement Income Security Act (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder), The Age Discrimination in Employment Act, The Older Workers’ Benefit Protection Act, the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons with Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers' Protection Act (WPA), Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act, and the Michigan Internet Privacy Protection Act, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation (i) prohibiting employment discrimination, harassment and/or retaliation, (ii) providing for the payment of wages or benefits, (iii) or otherwise creating rights or claims for employees, including but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

(iii)Notwithstanding anything contained herein to the contrary, the foregoing will not constitute a release of (A) any right to Accrued Benefits through the date hereof; (B) any right to indemnification under the Company’s Articles of Incorporation. By-Laws or any applicable Directors and Officers insurance policy of the Company or any Releasee, as may be applicable; (C) any claim for unemployment or workers’ compensation; or (D) claims that cannot be released as a matter of law.

(b)If Executive participates in any claim for discrimination, harassment, interference with leave rights, or retaliation he hereby waives his right to secure any monetary awards or damages. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

(c)The payments and benefits to the Executive pursuant to Section 2 of this Agreement are contingent upon Executive executing and delivering to the Company on the first business day following the Retirement Date, a release of claims in substantially the same form attached hereto as Exhibit A (the “Release”) and the Executive not revoking the Release.

6.Covenants. The Company’s obligations under this Agreement are conditioned upon Executive complying with all covenants contained in the Covenant Agreement attached hereto as Exhibit B (the “Covenants”) and should Executive violate any of the Covenants, the Company will have no further obligations under this Agreement.

7.Return of Company Property. On or prior to the Retirement Date, Executive will return all of the Company’s property. Such property includes, but is not limited to, the original and any copies of any Confidential Information or trade secrets, PDAs, keys, pass cards, building identity cards, mobile telephones, tablet devices, laptop computers, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business.

8.Cooperation. Following the Retirement Date, at the request of the Company, the Executive agrees to cooperate to the fullest extent possible with respect to matters involving the Company about which the Executive has or may have personal knowledge, including any such matters which may arise after the Retirement Date. The Company will reimburse Executive for any out of pocket expenses incurred as a result of such cooperation.

9.Resignations. Effective as of the Retirement Date, unless otherwise requested by the Company in writing, Executive will, automatically and without further action on his part or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Retirement Date, Executive will execute and deliver to the Company an omnibus resignation and any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 9.

10.Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

11.Section 409A.

(a)Exempt Payments. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)Separation from Service and Specified Employee Delay. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Additionally, notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.

(c)Installments. Executive’s right to receive any installment payments under this Agreement are to be treated as a right to receive a series of separate payments and, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment under this Agreement will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12.Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the Exhibits hereto and the other documents, Company plans and Company policies referred to herein, constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment after the effective date of this Agreement and all amounts to which the Executive shall be entitled, other than as specifically provided in this Agreement.

13.Severability/Reasonable Alteration. In the event that any part or provision of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included.

14.No Strict Construction. The language used in this Agreement is the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

15.Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 16 of this Agreement or to pursue injunctive relief as provided in the Covenants may be instituted and litigated in federal, state or local courts sitting in Detroit, Michigan and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 17 of this Agreement.

16.Arbitration of Claims. Except as provided in the Covenants, all disputes or controversies arising under or in connection with this Agreement, are to be settled exclusively by arbitration, conducted before a single neutral arbitrator in Detroit, Michigan in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 16, except as otherwise prohibited by any non-waivable provision of applicable law or regulation. Discovery shall be conducted in accordance with the Michigan Rules of Civil Procedure, except that each party shall have the right to propound no more than 15 special interrogatories and requests for admission, and to take the deposition of one individual and any expert witness designated by another party. Additional discovery may be had only where the arbitrator selected pursuant to this Agreement so orders, upon a showing of need. This Agreement includes and Executive agrees to waive any constitutional or other right to assert claims as a plaintiff or class member in any purported class or representative proceeding, unless otherwise prohibited by law. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 15. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount that Executive would have incurred to file a claim in court. In the event action is brought pursuant to this Section 16, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS BEEN GIVEN ADEQUATE TIME TO CONSIDER THIS AGREEMENT AND THE AAA RULES AND PROVISIONS REGARDING ARBITRATION OF CLAIMS AND HAVE HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS PRIVATE LEGAL COUNSEL.

17.Waiver of Jury Trial. EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

18.Acknowledgements and Effective Date. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that he has seven (7) days following execution of this Agreement which to revoke it. This Agreement will become effective on the eighth day after signing, as long as Executive has not revoked the Agreement. If Executive revokes this Agreement, then the Company shall have no obligations under this Agreement.

19.Counterparts and Electronic Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

20.Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement will not be deemed to constitute waiver of any rights and privileges contained herein.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Retirement Agreement as of the date and year first set forth above.

EXECUTIVE /S/ Brian C. Walker

Exhibit A

GENERAL RELEASE OF ALL CLAIMS
This release (the “General Release”) is being executed as the “Release” pursuant to the Retirement Agreement dated as of February 5, 2018 by and between Herman Miller, Inc., a Michigan corporation (the “Company”) and Brian C. Walker (the “Executive”) (the “Retirement Agreement”).
(a)For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, on behalf of himself and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges and covenants not to sue the Company, its subsidiaries, affiliates, officers, directors, employees, and agents (the “Releasees”) from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, “Claims”), which Executive holds or at any time previously held against any of the Releasees, through the date he signs this General Release. This General Release specifically includes, but is not limited to, any and all Claims:

(i)Arising under, based upon, or in any way related to Executive’s employment with Releasees, the terms or conditions of Executive’s employment with Releasees, incidents occurring during Executive’s employment with Releasees, or the decision to terminate Executive’s employment with Releasees; and/or

(ii)Arising under, based upon, or in any way related to Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, 42 U.S.C. §1981, The Americans With Disabilities Act, The Family and Medical Leave Act, The Rehabilitation Act, The Employee Retirement Income Security Act (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder), The Age Discrimination in Employment Act, The Older Workers’ Benefit Protection Act, the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons with Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers' Protection Act (WPA), Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act, and the Michigan Internet Privacy Protection Act, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation (i) prohibiting employment discrimination, harassment and/or retaliation, (ii) providing for the payment of wages or benefits, (iii) or otherwise creating rights or claims for employees, including but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

(iii)Notwithstanding anything contained herein to the contrary, the foregoing will not constitute a release of (A) any right to Accrued Benefits (as defined in the Retirement Agreement) through the date hereof; (B) any right to indemnification under any applicable Directors and Officers insurance policy of the Company or any Releasee, as may be applicable; (C) claims that cannot be released as a matter of law; or (D) claims for any benefits set forth in Section 2 of the Retirement Agreement.

(b)For the avoidance of doubt, nothing in this General Release will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law. If Executive participates in any claim for discrimination, harassment, interference with leave rights, or retaliation he hereby waives his right to secure any monetary awards or damages. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

(c)Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and he agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

(d)Executive agrees that if he hereafter commences any suit, action, arbitration, investigation, or regulatory claim arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to (A) repay all amounts paid to him under Section 2 of the Retirement Agreement, and (B) pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said Claim.

(e)Executive further understands and agrees that neither the payment of any sum of money nor the execution of this General Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned except for the payments and other benefits due to Executive pursuant to the Retirement Agreement.

(f)Executive acknowledges that he has been given at least twenty-one (21) days to consider this General Release and that he has seven (7) days following execution of this General Release which to revoke it. This General Release will become effective on the eighth day after signing, as long as Executive has not revoked this General Release. If Executive revokes this General Release, then the Company shall have no further obligations under the Retirement Agreement. Executive may revoke this General Release by delivery of a notice of revocation to the General Counsel of the Company prior to 5:00 PM Eastern Standard Time on the eighth day following execution hereof.

(g)Signed copies of this General Release may be delivered by .pdf, .jpeg or fax and will be accepted as an original.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, 2018.
EXECUTIVE

/S/
Brian C. Walker

Exhibit B

COVENANT AGREEMENT
This Covenant Agreement (the “Agreement”) is being entered into pursuant to and in consideration of the benefits being provided pursuant to the Retirement Agreement dated as of February 5, 2018 between Herman Miller, Inc. (the “Company”) and Brian C. Walker (“you”) (the “Retirement Agreement”), the receipt and sufficiency of which you acknowledge, you agree to the terms below. Capitalized terms used in this Agreement that are not otherwise defined will have the meaning given them in the Retirement Agreement.

I.	OWNERSHIP RIGHTS
In the course of your employment with the Company, you have created and may continue to be creating, designing, drafting, developing or adding to the Company’s inventions or copyrights. You have and will promptly communicate all such work product to the Company.

A.	Inventions.

Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by you during your period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it: (a) involved the use of working time; (b) involved the use of the Company’s equipment, supplies, facilities, or trade secrets; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”). You assign and agree to assign to the Company, and the Company accepts and agrees to accept, your entire right, title, and interest in all the Company Inventions (as just defined), and any patent rights arising therefrom.

B.	Copyrights.

Any material written, created, designed, or drafted by you for the Company or connected to your employment with the Company shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by you that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that you would be regarded as the copyright author and owner, you hereby assign and agree to assign to the Company, and the Company accepts and agrees to accept, your entire right, title, and interest in and to such works, including all copyrights therein.

C.	Cooperation.

When requested by the Company, during or after employment, you shall support and cooperate with the Company in pursuing any patent or copyright protection in the United States and foreign countries for any Company Invention or work for hire. You shall sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights will be paid by the Company, and the Company will pay reasonable compensation to you for your services under this paragraph if you are not then employed by the Company.

D.	Prior Inventions.

Upon request, you must provide a list describing all inventions, original works of authorship, developments, and improvements which you made prior to employment with the Company, which belong to you and which are not assigned to the Company (collectively referred to as “Prior Inventions”). If there are no such Prior Inventions, you represent and warrant that there are no such Prior Inventions. If, in the course of employment with the Company, you incorporate any Prior Inventions into any work for hire or Company Invention, you grant to the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license. with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

E.	Notice of Limits to Assignment.

Your obligations do not apply to any work product that you developed entirely on your own time without using the Company’s or a customer’s equipment, supplies, facilities, or Protected Information, unless the work product (1) relates to the Company’s business or to the Company’s actual or demonstrably anticipated research, development, or services, or (2) results from any work performed by you for the Company or one or more of the Company’s customers while employed by the Company.

II.	CONFIDENTIALITY

A.	Necessity.

In the course of your employment with the Company, you have and will continue making use of, acquiring, or adding to the Company’s confidential information, trade secrets, and Protected Information. In addition, your work for the Company requires you to be provided access to valuable confidential information, trade secrets, and Protected Information. The confidential information, trade secrets, and Protected Information to which you will have access are valuable to the Company and it takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements similar to terms of this offer letter, where possible.

B.	Promises.

You make the following promises regarding Protected Information. Nothing in the following promises is intended to restrict your opportunities for employment, those are the subject of the restrictions outlined in the Restrictive Covenants section below.
The promises in this section are made to ensure that you do not use Protected Information except for the Company’s benefit.

C.	Promise To Protect.

You promise to protect and maintain the confidentiality of Protected Information. You shall follow all Company policies and procedures for the protection and security of this information. You shall also immediately report to the Board any potential or actual security breach or loss.

D.	Promise to Return.

As soon as practicable following your Separation Date, you agree to return (and not retain) any and all materials reflecting Protected Information that you may possess (including all the Company-owned equipment) or upon demand by the Company. This includes the immediate deletion of any Protected Information to which you may have access on a cloud-based repository.

E.	Promise Not To Use Or Disclose.

You agree to not use or disclose, except as necessary for the performance of your services on behalf of the Company or as required by law or legal process, any Protected Information. This promise applies only for so long as such Protected Information remains confidential and not generally known to, or not readily ascertainable through proper means by, the Company’s competitors. In compliance with the requirements of the Defend Trade Secrets Act you acknowledge the following: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

F.	Required Disclosures.

If the Company requests or requires you to provide Protected Information in any legal proceeding or governmental investigation, you shall promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive your obligations.
G.    Whistleblower Protections.
For the avoidance of doubt, nothing in this Agreement will be construed to prohibit you from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any government agency or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that you may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.

III.	RESTRICTIVE COVENANTS

You understand and agree that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agree that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

A.	Non-Solicitation.

You acknowledge that the relationships and goodwill that you develop with the Company Customers as a result of your employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair. You further acknowledge that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by you, to secure the relationships and goodwill for itself after your employment ends. You therefore agree that while employed by the Company and for a period of eighteen (18) months after your employment with the Company ends, for whatever reason, you shall not, and shall not assist anyone else to, (1) solicit or encourage any the Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Competitive Products; or (2) seek to persuade any the Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such the Company Customer conducts or could conduct with the Company.

B.	Non-Interference.

You agree that during your employment with the Company, and for a period of eighteen (18) months from your voluntary or involuntary termination of employment with the Company for any reason whatsoever, you will not, either personally or in conjunction with others either (a) solicit, interfere with, or endeavor to cause any employee of the Company (other than your executive assistant) to leave such employment or (b) otherwise induce or attempt to induce any such employee to terminate employment with the Company. Nothing prohibits an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

C.	Non-Competition.

You agree that while employed by the Company and for a period of eighteen (18) months after your employment with the Company ends for any reason, you shall not, for yourself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor.

IV.	Non-Disparagement

You agree not to disparage the Company, its subsidiaries and affiliates as well as their directors or officers. The Company’s current officers and members of its current Board of Directors will not, at any time following the date of this Agreement, disparage you. Nothing in this Agreement will be construed to limit the ability of you or the Company’s officers or members of the Board to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

V.	Enforcement

A.	Injunctive relief

You agree that a breach by you of any of the covenants contained in this Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach shall be inadequate. Accordingly, you agree that in the event of a breach or threatened breach of this Agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek injunctive relief and specific performance to prevent or prohibit such breach. You agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

B.    Arbitration

Except as provided above regarding injunctive relief, all other disputes under this Agreement will be settled pursuant to the terms of the dispute resolution provisions of the Retirement Agreement.

VI.	MISCELLANEOUS

A.    Severability.
In the event that a court finds that any time, territory, or any other provision of this Agreement is unenforceable or invalid as an unreasonable restriction, then we both agree such court will have the power to revise this Agreement as necessary to limit the term, territory or provision, to delete specific words or phrases, or to replace any invalid or unenforceable time, territory or other term or provision with a time, territory or other term or provision that would be reasonable, valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. Should a court not be able to revise part of this Agreement in such a manner, then any such provision that is unenforceable or invalid will be treated as removed from and not part of this, Agreement, but all other portions of the Agreement will remain in effect.
B.    Governing Law.
The terms and conditions of this Agreement are governed by and are to be interpreted under the laws of the State of Michigan.

VII.	Definitions

Company Customer is limited to those customers or partners who did business with the Company within the most recent eighteen (18) months of your employment and (a) with whom you personally dealt on behalf of the Company in the twelve (12) months immediately preceding the last day of your employment and you had business contact or responsibility with such the Company Customer as a result of your employment with the Company, (b) about whom you, as a result of your employment had a managerial role with oversight of the individual(s) who had responsibility for a business contact or relationship with the Company Customer, or (c) had information or goodwill with respect to the Company Customer. “the Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 6-month period immediately preceding the end of your employment, and with which you had not an insignificant amount of involvement in the preparation, or had greater than an insignificant exposure to specific information developed for that particular pitch. “Company Customer” shall not, however, include any individual who purchased a Competitive Product from the Company by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded $15,000.
Competitive Products means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of your employment (or at any time during your employment if you was employed for less than twelve months), with which you had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products. Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which your employment with the Company ends.
Competitive Services means services of the type that the Company provided or offered (or was in the process of developing for offering) to its customers or partners at any time during the twelve (12) months immediately preceding the last day of your employment with the Company (or at any time during your employment if you were employed for less than twelve months), and for which you were involved in providing or managing the provision of such services. “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/partner or anticipated customer/partner at the time your employment with the Company ended, but only if, you were involved in the research or development of such service. Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which your employment with the Company ends.
Direct Competitor means a person, business or the Company providing Competitive Products or Competitive Services anywhere in the world. “Direct Competitor” does not include any business which the parties agree in writing to exclude from the definition, and the Company shall not unreasonably or arbitrarily withhold such agreement. The parties acknowledge and agree that each company set forth on Exhibit A is a Direct Competitor and provides Competitive Products and/or Competitive Services, but that Exhibit A does not contain an exhaustive list of all Direct Competitors. Targets for acquisition, investment, partnership, joint venture or alliance contemplated by the Company in the 24-month period prior to the date on which your employment with the Company ends are also considered Direct Competitors for purposes of this Agreement.
Protected Information means the Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, customer relationships, customer needs, and customer practices or treatment specialties; partner lists, partner information, partner relationships, partner needs, and partner practices; the relative skills and experience of the Company’s other employees or agents; nonpublic financial information; strategic plans; business methods; investment strategies and plans; patent and copyright applications; sales and marketing plans; future market and product plans; the Company (not individual)

know-how; trade secrets; the Company research and development, techniques, processes, product development, product designs. work processes or methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development used in our research and development and design processes; and other information of a technical or economic nature relating to the Company’s business. Protected Information includes negative know-how, which is information about what the Company tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do. Information, data, and materials received by the Company from others, such as the Company partners, in confidence (or subject to nondisclosure or similar covenants) shall also be deemed to be and shall be Protected Information.
Notwithstanding the foregoing, Protected Information shall not include information that you can prove (i) was in the public domain, being publicly or openly known through lawful and proper means, (ii) was independently developed or acquired by you without reliance in any way on other Protected Information of the Company, (iii) was approved by the Company for use and disclosure by you without restriction, or (iv) is the type of information which might for the basis for protected concerted activity under the National Labor Relations Act (for example, employee pay or employee terms and conditions of employment) .

VIII.	Acknowledgement

You acknowledge that you have read this Agreement, understand its terms and legal consequences, have been given an opportunity to consider this Agreement, and have voluntarily entered into it after having had the opportunity to seek advice of an attorney prior to executing this Agreement.

Brian C. Walker

Date

HERMAN MILLER, INC.

By:
Its:

Date
EXHIBIT A
The following companies (or brands) and their subsidiaries are considered Direct Competitors.

•	Steelcase

•	Haworth

•	Knoll

•	Teknion

•	HNI

•	Allsteel

•	KI

•	Kimball

•	Trendway

•	Inscape

•	Riviera

•	Humanscale

•	Halcon

•	Vitra

•	Room & Board

•	Restoration Hardware

•	Ethan Allen

•	Holly Hunt

•	Nucraft Furniture

•	OFS/First Office

•	Watson

•	HAY

•	Sit On It

•	Bernhardt

•	DECCA

•	Touhy

•	Weiland

•	WeWork